Exhibit 99.1

Contacts:	Robert Saltmarsh
Chief Financial Officer
Nanogen, Inc.
858-410-4600

NANOGEN REPORTS THIRD QUARTER

FINANCIAL RESULTS

SAN DIEGO (November 12, 2007) – Nanogen, Inc. (Nasdaq: NGEN), developer of advanced diagnostic products, today reported its unaudited financial results for the quarter ended September 30, 2007.

Total revenues for the third quarter of 2007 were $8.4 million compared to $7.5 million one year ago and $10.3 million in the prior quarter. Product revenues for the third quarter of 2007 were $5.5 million, an increase of approximately 17% as compared to $4.7 million for the third quarter of 2006 and up 5% over prior quarter. License, contract and grant revenues for the third quarter of 2007 remained steady at $2.8 million compared to the third quarter of 2006 but declined by $2.2 million compared to the prior quarter as the company completed the initial phases of its CDC contract but is awaiting approval to provide services for future phases.

Total costs and expenses in the third quarter of 2007 were $20.0 million as compared to the $19.1 million in the third quarter of 2006. The third quarter of 2007 includes costs related to the exit of the micro array business which were offset by a gain recorded as a result of deconsolidating Jurilab, The array exit costs were $6.9 million and were mostly offset by a $5.8 million gain related to the deconsolidation of Jurilab; there was no cash flow impact of these entries. Total operating expenses in the third quarter of 2007 fell by $1.6 million compared with expenses in the same period last year, exclusive of the non-recurring accounting entries included in operating expenses in the third quarter of 2007. Operating expenses are expected to fall further following staff and related expense reductions associated with the exit of the array business.

For the quarter ended September 30, 2007, Nanogen’s net loss was $7.5 million or $0.10 per share, compared to a net loss of $11.8 million or $0.18 per share for the same quarter in 2006. Included in the third quarter results of 2007 is a $5.4 million non-cash gain related to revaluation of the company’s warrants and the conversion features on its convertible notes.

“This was a transformational quarter as we initiate our exit of the array business to focus on the faster growing real time and point of care opportunities” said Howard C. Birndorf, Nanogen’s chairman of the board and CEO. “We have a strong portfolio of differentiated products that will allow us to increase our market share in these fast growing market segments. We anticipate our financial profile will change quickly in the new year and are targeting achieving cash flow breakeven late in 2008.”

Nanogen’s consolidated cash, cash equivalents and short-term investments balance at the end of the third quarter of 2007 was approximately $15.3 million.

Financial Guidance for Q4 2007 and 2008:

Nanogen expects quarterly revenue to exceed $9.0 million during Q4 2007. Further, total 2008 revenues are expected to increase by approximately 25 percent from 2007 levels with a gross margin of approximately 60 percent. The anticipated growth in revenues combined with gross margins and operating expense improvements should allow the company to achieve cash flow breakeven late in 2008.

Modified EBITDA changed slightly in the third quarter. Management remains committed to improving this measure of performance in future quarters.

	Three months ended September 30, 2007	Three months ended June 30, 2007
	(Unaudited)	(Unaudited)
Net loss	$(7,454)	$(14,531)
Net interest	1,251	737
Provision for income taxes
Add depreciation and amortization	1,657	2,358

EBITDA	(4,546)	(11,436)
Stock-based compensation	1,184	1,216
Jurilab results	(5,831)	1,749
Micro array exit costs	6,933	0
Facility lease termination charges	455	1,571
Warrant valuation adjustment	(5,426)	0

Modified EBITDA	$(7,231)	$(6,900)

Management uses the non-GAAP modified EBITDA for financial guidance because management does not consider non-cash stock based compensation expense, minority- owned Jurilab’s results of operations and deconsolidation, the micro array exit costs or the non-cash warrant valuation adjustments in evaluating the performance of continuing operations of the company. Management focuses on cash management and the company’s majority-owned rather than minority-owned subsidiaries as they are indicative of the success or failure of on-going business operations. Therefore, management calculates the modified EBITDA provided in this earnings release to enable investors to analyze further and more consistently the period-to-period financial performance of our business operations. Management also uses non-GAAP measures in costs and expenses excluding nonrecurring impairment of goodwill charge in order to provide investors with a fuller analysis of the period-to-period comparison of the company’s financial performance. Management believes that by providing investors with theses non-GAAP measure it gives the investor additional important information to enable them to assess, in a way management assesses, the company’s current and future continuing operations. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies.

The financial results included in this press release are unaudited. The complete, audited financial statements of the company for the year ended December 31, 2007 will be included in Nanogen’s Annual Report on Form 10-K to be filed with the SEC in March 2008.

Webcast of Conference Call

Nanogen management will host a conference call to discuss the third quarter 2007 results on November 12 at 4:30 p.m. Eastern (1:30 p.m. Pacific). Interested investors and others may participate in the conference call by dialing 800.237.9752 for US/Canada participants and 617.847.8706 for international participants. The conference ID will be 99468930.

Audio of management’s presentation will be available via live webcast on the investor relations section of Nanogen’s corporate website at www.nanogen.com, and will be archived for one year. A digital recording of the call will also be available for 48 hours, beginning two hours after the completion of the conference call on November 12, and can be accessed via telephone at 888-286-8010 for US/Canada participants and 617-801-6888 for international participants. The conference ID, 83888365, will be required to listen to the playback.

About Nanogen, Inc.

Nanogen’s advanced technologies provide researchers, clinicians and physicians worldwide with improved methods and tools to predict, diagnose, and ultimately help treat disease. The company’s products include real-time PCR reagents and a line of rapid, point-of-care diagnostic tests. Nanogen’s ten years of pioneering research involving nanotechnology holds the promise of miniaturization and continues to be supported for its potential for diagnostic and biodefense applications. For additional information please visit Nanogen’s website at www.nanogen.com.

Nanogen Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

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NANOGEN, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	September 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,236	$11,261
Short-term investments	7,061	13,923
Receivables, net	15,053	11,568
Inventories, net	3,487	7,691
Other current assets	4,412	2,058

Total current assets	38,249	46,501
Property and equipment, net	6,386	9,388
Acquired technology rights, net	14,956	17,894
Restricted cash	8,931	5,131
Other assets, net	2,067	1,312
Goodwill	38,853	39,027

Total assets	$109,442	$119,253

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$17,435	$13,395
Acquisition payable, secured by letter of credit	—	2,061
Deferred revenue	1,345	3,376
Short-term assigned royalty interests obligation	2,662	3,447
Common stock warrants	4,838	11
Conversion feature relating to convertible debt	3,351	—
Current portion of debt obligations	4,601	3,590

Total current liabilities	34,232	25,880
Convertible debt, net of discount	7,167	—
Debt obligations, less current portion	404	535
Debt obligation variable interest entity	—	9,941
Sponsored research payable	4,848	4,851
Long-term assigned royalty interests obligation	15,508	15,529
Other long-term liabilities	960	2,304

Total long-term liabilities	28,887	33,160
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized at September 30, 2007 and December 31, 2006; no shares issued and outstanding at September 30, 2007 or December 31, 2006	—	—
Common stock, $0.001 par value, 135,000,000 shares authorized at September 30, 2007 and December 31, 2006; 73,126,584 and 67,883,670 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	73	68
Additional paid-in capital	440,372	429,971
Accumulated other comprehensive loss	1,209	(956)
Capital deficit in consolidated variable interest entity, net	—	(7,373)
Accumulated deficit	(394,560)	(360,726)
Treasury stock, at cost, 416,027 shares at September 30, 2007 and December 31, 2006	(771)	(771)

Total stockholders’ equity	46,323	60,213

Total liabilities and stockholders’ equity	$109,442	$119,253

NANOGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Product sales	$5,549	$4,727	$16,935	$10,865
License fees and royalty income	1,833	1,866	5,133	5,494
Contracts and grants	986	912	6,269	1,809

Total revenues	8,368	7,505	28,337	18,168
Costs and expenses:
Cost of product sales	8,705	3,509	18,064	9,771
Research and development	7,238	6,242	21,245	19,054
Selling, general and administrative	9,167	8,441	29,304	24,738
Gain on deconsolidation of variable interest entity	(5,831)	—	(5,831)	—
Amortization of purchased intangible assets	733	869	2,260	2,159

Total costs and expenses	20,012	19,061	65,042	55,722

Loss from operations	(11,644)	(11,556)	(36,705)	(37,554)
Other income (expense):
Interest income	188	141	323	620
Interest expense	(1,439)	(109)	(2,837)	(310)
Other income (expense)	27	(243)	(25)	(640)
Change in fair value warrants and conversion rights	5,426	10	5,436	73
Loss on foreign currency transactions	(12)	(25)	(26)	(43)

Total other income (expense)	4,190	(226)	2,871	(300)

Net loss	$(7,454)	$(11,782)	$(33,834)	$(37,854)

Net loss per share — basic and diluted	$(0.10)	$(0.18)	$(0.47)	$(0.69)

Number of shares used in computing net loss per share — basic and diluted	72,966	66,839	72,035	54,587

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